FOR IMMEDIATE RELEASE

METTLER TOLEDO announces the acquisition of Safeline Limited

GREIFENSEE, Switzerland, June 2, 1997

Mettler-Toledo Holding, Inc. (OTC: METTOL) announced today that it has acquired Safeline Limited. Safeline, based in Manchester, U.K., is the world's leading supplier of metal detection systems. Metal detectors are an integral part of the safety and quality control efforts of companies who produce and package goods in the food, pharmaceutical, cosmetics, chemicals and other industries. The company has reported sales of GBP 28.6 million (USD 46.4 million) and operating profits before non-recurring costs of GBP
6.7 million (USD 11.0 million) for its fiscal year ended March
31, 1997.

The acquisition of Safeline, when combined with METTLER TOLEDO's market leading product lines will anchor the Company's sales to industrial markets in the high-growth, high-margin quality control applications segment. Together with Safeline, METTLER TOLEDO will provide integrated solutions for product quality data management and statistical process control for the production, filling and packaging applications of its customers.

Robert F. Spoerry, Chief Executive Office of METTLER TOLEDO, stated, "This acquisition supports the Company's strategy to offer comprehensive solutions for our customers by selectively investing in related technologies. We are convinced that our customers will look favorably on this combination which brings together the market leading technologies of Safeline's metal detection systems with our own market leading industrial product lines. Our customers will benefit from integrated solutions which will improve the efficiency of their processes and increase product quality and safety."

"We are also pleased to announce that the entire executive team at Safeline has agreed to stay with the company. We welcome the employees of Safeline to the METTLER TOLEDO family," said Mr.
Spoerry.

METTLER TOLEDO also announced the completion of a new credit facility to acquire Safeline and refinance its existing bank debt. The Company disclosed that the new facility provides for interest rates substantially below the existing facility. "The new credit facility demonstrates the confidence the financial community has placed in our company and its employees. We are especially pleased that this could be accomplished so soon after our employee buy-out sponsored by AEA Investors, and in conjunction with a significant investment such as Safeline," said Mr. Spoerry in closing.

The Company also reported that it would record a non-cash extraordinary charge for the quarter ended June 30, 1997 to write-off financing costs associated with its previous credit facility. In addition, the Company disclosed that it expected to record additional charges in 1997, primarily non-cash, for purchase accounting and other acquisition related items. The amounts associated with these charges have not been determined but the Company expects only the non-cash charges to be significant.

METTLER TOLEDO is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications and a leading provider of related laboratory analytical instruments. The company focuses on the high value-added segments of the weighing instruments market by providing solutions for specific applications. METTLER TOLEDO, which became an independent company through an employee buy-out sponsored by AEA Investors Inc., New York (NY) in October 1996, services a worldwide customer base in over one hundred countries primarily through wholly-owned subsidiaries, and includes manufacturing sites in the United States, Asia and Europe. The Company has annual revenues of approximately $900 million and more than 6,000 employees worldwide. Its Senior Subordinated Notes are traded "over the counter" in the United States under the symbol "METTOL."

Contact   Mettler-Toledo Holding, Inc., Greifensee
          William P. Donnelly, +41 1 944 2262
          Fax:  +41 1 944 3150